Exhibit 5.1

February 6, 2025

60 Degrees Pharmaceuticals, Inc.

1025 Connecticut Avenue NW Suite 1000

Washington, D.C.

Re:	Offering of Shares

Ladies and Gentlemen:

We have acted as counsel to 60 Degrees Pharmaceuticals, Inc, a Delaware corporation (the “Company”), in connection with the offering (“Offering”) by the Company of an aggregate of 1,503,500 (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”).

The Shares were sold by the Company pursuant to a prospectus supplement dated February 5, 2025 (the “Prospectus Supplement”) and the accompanying base prospectus, dated July 12, 2024 (together with the Prospectus Supplement, the “Prospectus”), that form part of the Company’s registration statement on Form S-3 (File No. 333-280796) filed with the Securities and Exchange Commission (the “Commission”) on July 12, 2024 (the “Registration Statement”), and declared effective on July 18, 2024, in accordance with the terms of that certain Securities Purchase Agreement dated February 5, 2025, by and between the Company and the purchasers listed on the signature page thereto (the “Securities Purchase Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In connection with this opinion letter, we have examined the following documents: (i) the Registration Statement; (ii) the Prospectus; (iii) the Securities Purchase Agreement; and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. We have also examined such questions of law as we considered necessary.

 In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon, subject to, and limited by the foregoing, we are of the opinion that as of the date hereof, following the issuance of the Shares against payment in full of the consideration payable by the purchasers pursuant to the terms of the Securities Purchase Agreement, the Shares will have been duly authorized by all necessary corporate action on the part of the Company and validly issued and will be fully paid and non-assessable.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

The foregoing opinions are limited to matters involving the Delaware General Corporation Law and the Laws of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

We consent to the use of this opinion as an Exhibit 5.1 to the Registration Statement and further consent to all references to us, if any, in the Prospectus. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW